UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
(Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934)
Date of Report (Date of earliest event reported) February 27, 2007
SOLECTRON CORPORATION
(Exact name of registrant as specified in charter)

Delaware	1-11098	94-2447045

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

847 Gibraltar Drive, Milpitas, California	95035

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 957-8500
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

SECTION 5 – Corporate Governance and Management
ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 27, 2007 the Executive Resources and Management Compensation Committee (the “Committee”) of the Board of Directors of Solectron Corporation (the “Company”) approved retention arrangements for each of Douglas Britt, Todd DuChene, Craig London, Marty Neese, Kevin O’Connor and David Purvis.
Pursuant to the retention arrangement approved, on each of March 1, 2007 and September 3, 2007, each of the executive officers named above (the “Officers”) will be entitled to receive a discounted stock option grant under the Company’s 2002 Stock Plan for 300,000 shares of Company common stock, with an exercise price of $0.001 per share. These discounted options are deemed exercised and become shares of restricted stock on the date of grant, and the shares will vest on October 15, 2008 (the “Cliff Vesting Date”), subject to 100 percent vesting acceleration if such Officer’s employment is terminated by the Company without “cause” (as defined in such Officer’s existing Executive Employment Agreement as filed with the Securities and Exchange Commission on April 14, 2005 as an exhibit to Form 10-Q and on July 15, 2005 as an exhibit to Form 8-K) prior to the Cliff Vesting Date.
In addition, the Company will make a contribution of $150,000 to the Executive Deferred Compensation Plan accounts of each Officer (i) on or immediately after the date that the Company’s new CEO is announced (the “Announcement Date”) and (ii) on the date that is the one year anniversary of the Announcement Date. The amounts so contributed to an Officer will vest on the Cliff Vesting Date, subject to full acceleration if such Officer’s employment is terminated without “cause” (as defined in such officer’s Executive Employment Agreement) prior to the Cliff Vesting Date.
The retention arrangements described in this Report are in addition to the current compensation payable to each Officer and in addition to the Executive Employment Agreement currently in place with each Officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2007	Solectron Corporation

/s/ Todd DuChene Todd DuChene
Executive Vice President, General Counsel and Secretary